Exhibit 99

Best Buy Reports Second Quarter Results

Comparable Sales Declined 12.1% Compared to 19.6% Growth in Q2 FY22

GAAP Diluted EPS of $1.35

Non-GAAP Diluted EPS of $1.54

MINNEAPOLIS, August 30, 2022 -- Best Buy Co., Inc. (NYSE: BBY) today announced results for the 13-week second quarter ended July 30, 2022 (“Q2 FY23”), as compared to the 13-week second quarter ended July 31, 2021 (“Q2 FY22”).

	Q2 FY23	Q2 FY22
Revenue ($ in millions)
Enterprise	$10,329	$11,849
Domestic segment	$9,569	$11,011
International segment	$760	$838
Enterprise comparable sales % change[1]	(12.1)%	19.6%
Domestic comparable sales % change[1]	(12.7)%	20.8%
Domestic comparable online sales % change[1]	(14.7)%	(28.1)%
International comparable sales % change[1]	(4.2)%	5.0%
Operating Income
GAAP operating income as a % of revenue	3.6%	6.7%
Non-GAAP operating income as a % of revenue	4.1%	6.9%
Diluted Earnings per Share ("EPS")
GAAP diluted EPS	$1.35	$2.90
Non-GAAP diluted EPS	$1.54	$2.98

For GAAP to non-GAAP reconciliations of the measures referred to in the above table, please refer to the attached supporting schedule.

“I am incredibly proud of our teams as they continue to rise to the challenges of the past few years and I remain impressed with their ability to lead through the rapidly shifting business environment,” said Corie Barry, Best Buy CEO. “Our comparable sales were down 12.1% as we lapped strong comparable sales growth last year of 19.6%. Our online sales penetration, at 31% of our total Domestic sales, is almost twice as high as pre-pandemic Q2 FY20 while our diluted EPS grew over 40% versus Q2 FY20.”

“We are clearly operating in an uneven sales environment,” continued Barry. “As we entered the year, we expected the consumer electronics industry to be softer than last year following two years of elevated growth driven by unusually strong demand for technology products and services and fueled partly by stimulus dollars. The macro environment has been more challenged due to several factors and that has put additional pressure on our industry.”

Barry continued, “We are focused on balancing our near-term response to difficult conditions and managing well what is in our control, while also delivering on our strategic initiatives and what will be important for our long-term growth. This includes actively assessing further actions to evolve our operating model, manage profitability and iterate on our growth initiatives. Our strategy, and our confidence in it, remains unchanged. We have exciting opportunities ahead of us in a world that is more reliant on technology than ever. We are a financially strong company with a resilient, world class team that will successfully navigate the current environment.”

FY23 Financial Guidance

Matt Bilunas, Best Buy CFO, said, “Our current FY23 planning assumptions for a comparable sales1 decline in a range around 11% and a non-GAAP operating income rate2 of approximately 4% are consistent with the update we provided in late July.”

Bilunas continued, “As it relates specifically to Q3 FY23, we anticipate that our comparable sales will decline slightly more than the 12.1% decline we reported for the second quarter. We anticipate the year-over-year decline in our non-GAAP operating income rate in Q3 FY23 will be very similar to, or slightly more than, our Q2 FY23 year-over-year results.”

Domestic Segment Q2 FY23 Results

Domestic Revenue

Domestic revenue of $9.57 billion decreased 13.1% versus last year primarily driven by a comparable sales decline of 12.7%.

From a merchandising perspective, the company had comparable sales declines across almost all categories, with the largest drivers on a weighted basis being computing and home theater.

Domestic online revenue of $2.97 billion decreased 14.7% on a comparable basis, and as a percentage of total Domestic revenue, online revenue was 31.0% versus 31.7% last year.

Domestic Gross Profit Rate

Domestic gross profit rate was 22.0% versus 23.7% last year. The lower gross profit rate was primarily due to: (1) lower services margin rates, including pressure associated with the Best Buy Totaltech membership offering; (2) lower product margin rates, including increased promotions; and (3) higher supply chain costs. These pressures were partially offset by higher profit-sharing revenue from the company’s private label and co-branded credit card arrangement.

Domestic Selling, General and Administrative Expenses (“SG&A”)

Domestic GAAP SG&A was $1.73 billion, or 18.1% of revenue, versus $1.85 billion, or 16.8% of revenue, last year. On a non-GAAP basis, SG&A was $1.71 billion, or 17.9% of revenue, versus $1.83 billion, or 16.6% of revenue, last year. Both GAAP and non-GAAP SG&A decreased primarily due to lower incentive compensation.

International Segment Q2 FY23 Results

International Revenue

International revenue of $760 million decreased 9.3% versus last year. This decrease was primarily driven by a comparable sales decline of 4.2% in Canada and the negative impact of approximately 420 basis points from foreign currency exchange rates.

International Gross Profit Rate

International gross profit rate was 23.4% versus 24.3% last year.  The lower gross profit rate was primarily driven by lower product margin rates.

International SG&A

International SG&A was $150 million, or 19.7% of revenue, versus $160 million, or 19.1% of revenue, last year. SG&A decreased primarily due to lower incentive compensation and the favorable impact of foreign currency exchange rates, which were partially offset by higher store payroll expense.

Restructuring Charges

In light of ongoing changes in business trends, during Q2 FY23 the company commenced an enterprise-wide restructuring initiative to better align its spending with critical strategies and operations, as well as to optimize its cost structure. The company incurred $34 million of such restructuring costs in Q2 FY23, primarily related to termination benefits. The company currently expects to incur additional charges through the remainder of FY23 for this initiative. Consistent with prior practice, restructuring costs related to this initiative are excluded from the company’s non-GAAP results.

Income Taxes

The Q2 FY23 GAAP effective tax rate was 15.6% versus 8.0% last year. On a non-GAAP basis, the effective tax rate was 16.7% versus 8.4% last year. The lower GAAP and non-GAAP effective tax rates last year were primarily due to a multi-jurisdiction, multi-year non-cash benefit from the resolution of certain discrete tax matters.

Share Repurchases and Dividends

In Q2 FY23, the company returned a total of $208 million to shareholders through share repurchases of $10 million and dividends of $198 million. On a year-to-date basis, the company has returned a total of $862 million to shareholders through share repurchases of $465 million and dividends of $397 million. The company paused share repurchases during Q2 FY23.

Today, the company announced its board of directors has authorized the payment of its regular quarterly cash dividend of $0.88 per common share. The quarterly dividend is payable on October 11, 2022, to shareholders of record as of the close of business on September 20, 2022.

Conference Call

Best Buy is scheduled to conduct an earnings conference call at 8:00 a.m. Eastern Time (7:00 a.m. Central Time) on August 30, 2022. A webcast of the call is expected to be available at www.investors.bestbuy.com,  both live and after the call.

Notes:

(1) The method of calculating comparable sales varies across the retail industry. As a result, our method of calculating comparable sales may not be the same as other retailers’ methods. For additional information on comparable sales, please see our most recent Annual Report on Form 10-K, and our subsequent Quarterly Reports on Form 10-Q, filed with the Securities and Exchange Commission (“SEC”), and available at www.investors.bestbuy.com.

(2) A reconciliation of the projected non-GAAP operating income and non-GAAP operating income rate, which are forward-looking non-GAAP financial measures, to the most directly comparable GAAP financial measures, is not provided because the company is unable to provide such reconciliation without unreasonable effort. The inability to provide a reconciliation is due to the uncertainty and inherent difficulty predicting the occurrence, the financial impact and the periods in which the non-GAAP adjustments may be recognized. These GAAP measures may include the impact of such items as restructuring charges; price-fixing settlements; goodwill impairments; gains and losses on investments; intangible asset amortization; certain acquisition-related costs; and the tax effect of all such items. Historically, the company has excluded these items from non-GAAP financial measures. The company currently expects to continue to exclude these items in future disclosures of non-GAAP financial measures and may also exclude other items that may arise (collectively, “non-GAAP adjustments”). The decisions and events that typically lead to the recognition of non-GAAP adjustments, such as a decision to exit part of the business or reaching settlement of a legal dispute, are inherently unpredictable as to if or when they may occur. For the same reasons, the company is unable to address the probable significance of the unavailable information, which could be material to future results.

Forward-Looking and Cautionary Statements:

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that reflect management’s current views and estimates regarding future market conditions, company performance and financial results, operational investments, business prospects, new strategies, the competitive environment and other events. You can identify these statements by the fact that they use words such as "anticipate," "assume," "believe," "estimate," "expect," "guidance," "intend," "outlook," "plan," "project" and other words and terms of similar meaning. Such statements reflect our current views and estimates with respect to future market conditions, company performance and financial results, operational investments, business prospects, new strategies, the competitive environment and other events. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the potential results discussed in such forward-looking statements. Readers should review Item 1A, Risk Factors, of our Annual Report on Form 10-K for the fiscal year ended January 29, 2022, for a description of important factors that could cause our actual results to differ materially from those contemplated by the forward-looking statements made in this release. Among the factors that could cause actual results and outcomes to differ materially from those contained in such forward-looking statements are the following: the duration and scope of the COVID-19 pandemic and its resurgences and the impact on demand for our products and services; levels of consumer confidence; supply chain issues; any material disruption in our relationship with or the services of third-party vendors, risks related to our exclusive brand products and risks associated with vendors that source products outside of the U.S.; macroeconomic pressures in the markets in which we operate (including but not limited to the effects of COVID-19, increased levels of inventory loss due to organized crime, petty theft or otherwise, fluctuations in housing prices, energy markets, and jobless rates and those related to the conflict in Ukraine); future outbreaks, catastrophic events, health crises and pandemics; susceptibility of our products to technological advancements, product life cycles and launches; conditions in the industries and categories in which we operate; changes in consumer preferences, spending and debt; competition (including from multi-channel retailers, e-commerce business, technology service providers, traditional store-based retailers, vendors and mobile network carriers); our ability to attract and retain qualified employees; changes in market compensation rates; our expansion strategies; our focus on services as a strategic priority; our reliance on key vendors and mobile network carriers (including product availability); our ability to maintain positive brand perception and recognition; our company transformation; our mix of products and services; our ability to effectively manage strategic ventures, alliances or acquisitions; our ability to effectively manage our real estate portfolio; trade restrictions or changes in the costs of imports (including existing or new tariffs or duties and changes in the amount of any such tariffs or duties); our reliance on our information technology systems; our dependence on internet and telecommunications access and capabilities; our ability to prevent or effectively respond to a cyber-attack, privacy or security breach; product safety and quality concerns; changes to labor or employment laws or regulations; risks arising from statutory, regulatory and legal developments (including tax statutes and regulations); risks arising from our international activities (including those related to the conflict in Ukraine); failure to effectively manage our costs; our dependence on cash flows and net earnings generated during the fourth fiscal quarter; pricing investments and promotional activity; economic or regulatory developments that might affect our ability to provide attractive promotional financing; constraints in the capital markets; changes to our vendor credit terms; changes in our credit ratings; and general economic uncertainty in key global markets and worsening of global economic conditions or low levels of economic growth. We caution that the foregoing list of important factors is not complete. Any forward-looking statements speak only as of the date they are made and we assume no obligation to update any forward-looking statement that we may make.

Investor Contact:	Media Contact:
Mollie O'Brien	Carly Charlson
mollie.obrien@bestbuy.com	carly.charlson@bestbuy.com

BEST BUY CO., INC.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

($ and shares in millions, except per share amounts)

(Unaudited and subject to reclassification)

Three Months Ended			Six Months Ended
July 30, 2022		July 31, 2021	July 30, 2022	July 31, 2021
Revenue	$10,329	$11,849	$20,976	$23,486
Cost of sales	8,042	9,039	16,336	17,961
Gross profit	2,287	2,810	4,640	5,525
Gross profit %	22.1%	23.7%	22.1%	23.5%
Selling, general and administrative expenses	1,882	2,009	3,772	3,997
SG&A %	18.2%	17.0%	18.0%	17.0%
Restructuring charges	34	4	35	(38)
Operating income	371	797	833	1,566
Operating income %	3.6%	6.7%	4.0%	6.7%
Other income (expense):
Investment income (expense) and other	3	3	(2)	6
Interest expense	(7)	(6)	(13)	(12)
Earnings before income tax expense and equity in income (loss) of affiliates	367	794	818	1,560
Income tax expense	58	64	168	236
Effective tax rate	15.6%	8.0%	20.5%	15.1%
Equity in income (loss) of affiliates	(3)	4	(3)	5
Net earnings	$306	$734	$647	$1,329

Basic earnings per share	$1.36	$2.93	$2.86	$5.28
Diluted earnings per share	$1.35	$2.90	$2.85	$5.22

Weighted-average common shares outstanding:
Basic	225.4	250.2	226.1	251.7
Diluted	226.1	252.8	227.2	254.7

BEST BUY CO., INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

($ in millions)

(Unaudited and subject to reclassification)

	July 30, 2022	July 31, 2021
Assets
Current assets:
Cash and cash equivalents	$840	$4,340
Receivables, net	840	883
Merchandise inventories	6,043	6,417
Other current assets	621	400
Total current assets	8,344	12,040
Property and equipment, net	2,319	2,226
Operating lease assets	2,796	2,670
Goodwill	1,385	986
Other assets	575	657
Total assets	$15,419	$18,579

Liabilities and equity
Current liabilities:
Accounts payable	$5,406	$6,946
Unredeemed gift card liabilities	273	293
Deferred revenue	1,133	854
Accrued compensation and related expenses	374	605
Accrued liabilities	820	892
Short-term debt	-	110
Current portion of operating lease liabilities	629	643
Current portion of long-term debt	15	14
Total current liabilities	8,650	10,357
Long-term operating lease liabilities	2,221	2,090
Long-term liabilities	472	554
Long-term debt	1,184	1,243
Equity	2,892	4,335
Total liabilities and equity	$15,419	$18,579

BEST BUY CO., INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

($ in millions)

(Unaudited and subject to reclassification)

	Six Months Ended
	July 30, 2022	July 31, 2021
Operating activities
Net earnings	$647	$1,329
Adjustments to reconcile net earnings to total cash provided by (used in) operating activities:
Depreciation and amortization	453	430
Restructuring charges	35	(38)
Stock-based compensation	65	71
Other, net	19	2
Changes in operating assets and liabilities, net of acquired assets and liabilities:
Receivables	201	175
Merchandise inventories	(79)	(794)
Other assets	(13)	(19)
Accounts payable	(1,434)	(58)
Income taxes	42	(162)
Other liabilities	(645)	(72)
Total cash provided by (used in) operating activities	(709)	864

Investing activities
Additions to property and equipment	(441)	(323)
Purchases of investments	(46)	(93)
Sales of investments	2	60
Other, net	1	(2)
Total cash used in investing activities	(484)	(358)

Financing activities
Repurchase of common stock	(465)	(1,323)
Dividends paid	(397)	(350)
Other, net	1	11
Total cash used in financing activities	(861)	(1,662)

Effect of exchange rate changes on cash and cash equivalents	1	5
Decrease in cash, cash equivalents and restricted cash	(2,053)	(1,151)
Cash, cash equivalents and restricted cash at beginning of period	3,205	5,625
Cash, cash equivalents and restricted cash at end of period	$1,152	$4,474

BEST BUY CO., INC.

SEGMENT INFORMATION

($ in millions)

(Unaudited and subject to reclassification)

	Three Months Ended		Six Months Ended
Domestic Segment Results	July 30, 2022	July 31, 2021	July 30, 2022	July 31, 2021
Revenue	$9,569	$11,011	$19,463	$21,852
Comparable sales % change	(12.7)%	20.8%	(10.6)%	28.7%
Comparable online sales % change	(14.7)%	(28.1)%	(14.8)%	(13.5)%
Gross profit	$2,109	$2,606	$4,279	$5,132
Gross profit as a % of revenue	22.0%	23.7%	22.0%	23.5%
SG&A	$1,732	$1,849	$3,473	$3,685
SG&A as a % of revenue	18.1%	16.8%	17.8%	16.9%
Operating income	$343	$757	$772	$1,491
Operating income as a % of revenue	3.6%	6.9%	4.0%	6.8%

Domestic Segment Non-GAAP Results[1]
Gross profit	$2,109	$2,606	$4,279	$5,132
Gross profit as a % of revenue	22.0%	23.7%	22.0%	23.5%
SG&A	$1,710	$1,829	$3,429	$3,645
SG&A as a % of revenue	17.9%	16.6%	17.6%	16.7%
Operating income	$399	$777	$850	$1,487
Operating income as a % of revenue	4.2%	7.1%	4.4%	6.8%

	Three Months Ended		Six Months Ended
International Segment Results	July 30, 2022	July 31, 2021	July 30, 2022	July 31, 2021
Revenue	$760	$838	$1,513	$1,634
Comparable sales % change	(4.2)%	5.0%	(2.8)%	15.0%
Gross profit	$178	$204	$361	$393
Gross profit as a % of revenue	23.4%	24.3%	23.9%	24.1%
SG&A	$150	$160	$299	$312
SG&A as a % of revenue	19.7%	19.1%	19.8%	19.1%
Operating income	$28	$40	$61	$75
Operating income as a % of revenue	3.7%	4.8%	4.0%	4.6%

International Segment Non-GAAP Results[1]
Gross profit	$178	$204	$361	$387
Gross profit as a % of revenue	23.4%	24.3%	23.9%	23.7%
SG&A	$150	$160	$299	$312
SG&A as a % of revenue	19.7%	19.1%	19.8%	19.1%
Operating income	$28	$44	$62	$75
Operating income as a % of revenue	3.7%	5.3%	4.1%	4.6%

(1)For GAAP to non-GAAP reconciliations, please refer to the attached supporting schedule titled Reconciliation of Non-GAAP Financial Measures.

BEST BUY CO., INC.

REVENUE CATEGORY SUMMARY

(Unaudited and subject to reclassification)

	Revenue Mix		Comparable Sales
	Three Months Ended		Three Months Ended
Domestic Segment	July 30, 2022	July 31, 2021	July 30, 2022	July 31, 2021
Computing and Mobile Phones	42%	43%	(16.6)%	11.4%
Consumer Electronics	30%	31%	(14.7)%	27.4%
Appliances	17%	16%	(1.2)%	31.1%
Entertainment	5%	5%	(9.2)%	36.4%
Services	5%	5%	(8.5)%	23.6%
Other	1%	-%	15.6%	N/A
Total	100%	100%	(12.7)%	20.8%

	Revenue Mix		Comparable Sales
	Three Months Ended		Three Months Ended
International Segment	July 30, 2022	July 31, 2021	July 30, 2022	July 31, 2021
Computing and Mobile Phones	43%	44%	(7.6)%	(1.6)%
Consumer Electronics	29%	30%	(4.8)%	11.8%
Appliances	14%	12%	6.8%	11.6%
Entertainment	7%	7%	(5.8)%	13.7%
Services	5%	5%	(0.4)%	2.2%
Other	2%	2%	12.6%	10.8%
Total	100%	100%	(4.2)%	5.0%

BEST BUY CO., INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

($ in millions, except per share amounts)

(Unaudited and subject to reclassification)

The following information provides reconciliations of the most comparable financial measures presented in accordance with accounting principles generally accepted in the U.S. (GAAP financial measures) to presented non-GAAP financial measures. The company believes that non-GAAP financial measures, when reviewed in conjunction with GAAP financial measures, provide additional useful information for evaluating current period performance and assessing future performance. For these reasons, internal management reporting, internal budgets and forecasts, and financial targets used for short-term incentives are based on non-GAAP financial measures. Generally, non-GAAP financial measures include adjustments for items such as restructuring charges, price-fixing settlements, goodwill impairments, gains and losses on investments, intangible asset amortization, certain acquisition-related costs and the tax effect of all such items. In addition, certain other items may be excluded from non-GAAP financial measures when the company believes it provides greater clarity to management and investors. The reconciliations that follow enable investors to understand the adjustments made in arriving at the non-GAAP financial measures and to evaluate performance using the same metrics as management. These non-GAAP financial measures should be considered in addition to, and not superior to or as a substitute for, the GAAP financial measures presented in this earnings release and the company’s financial statements and other publicly filed reports. Non-GAAP financial measures may be calculated differently to similarly titled measures used by other companies, thereby limiting their usefulness for comparative purposes.

	Three Months Ended			Three Months Ended
	July 30, 2022			July 31, 2021
	Domestic	International	Consolidated	Domestic	International	Consolidated
SG&A	$1,732	$150	$1,882	$1,849	$160	$2,009
% of revenue	18.1%	19.7%	18.2%	16.8%	19.1%	17.0%
Intangible asset amortization[1]	(22)	-	(22)	(20)	-	(20)
Non-GAAP SG&A	$1,710	$150	$1,860	$1,829	$160	$1,989
% of revenue	17.9%	19.7%	18.0%	16.6%	19.1%	16.8%

Operating income	$343	$28	$371	$757	$40	$797
% of revenue	3.6%	3.7%	3.6%	6.9%	4.8%	6.7%
Intangible asset amortization[1]	22	-	22	20	-	20
Restructuring charges[2]	34	-	34	-	4	4
Non-GAAP operating income	$399	$28	$427	$777	$44	$821
% of revenue	4.2%	3.7%	4.1%	7.1%	5.3%	6.9%

Effective tax rate			15.6%			8.0%
Intangible asset amortization[1]			0.4%			0.4%
Restructuring charges[2]			0.7%			-%
Non-GAAP effective tax rate			16.7%			8.4%

	Three Months Ended			Three Months Ended
	July 30, 2022			July 31, 2021
	Pretax Earnings	Net of Tax[4]	Per Share	Pretax Earnings	Net of Tax[4]	Per Share
Diluted EPS			$1.35			$2.90
Intangible asset amortization[1]	$22	$17	0.07	$20	$15	0.06
Restructuring charges[2]	34	26	0.12	4	4	0.02
Non-GAAP diluted EPS			$1.54			$2.98

	Six Months Ended			Six Months Ended
	July 30, 2022			July 31, 2021
	Domestic	International	Consolidated	Domestic	International	Consolidated
Gross profit	$4,279	$361	$4,640	$5,132	$393	$5,525
% of revenue	22.0%	23.9%	22.1%	23.5%	24.1%	23.5%
Restructuring - inventory markdowns[3]	-	-	-	-	(6)	(6)
Non-GAAP gross profit	$4,279	$361	$4,640	$5,132	$387	$5,519
% of revenue	22.0%	23.9%	22.1%	23.5%	23.7%	23.5%

SG&A	$3,473	$299	$3,772	$3,685	$312	$3,997
% of revenue	17.8%	19.8%	18.0%	16.9%	19.1%	17.0%
Intangible asset amortization[1]	(44)	-	(44)	(40)	-	(40)
Non-GAAP SG&A	$3,429	$299	$3,728	$3,645	$312	$3,957
% of revenue	17.6%	19.8%	17.8%	16.7%	19.1%	16.8%

Operating income	$772	$61	$833	$1,491	$75	$1,566
% of revenue	4.0%	4.0%	4.0%	6.8%	4.6%	6.7%
Intangible asset amortization[1]	44	-	44	40	-	40
Restructuring charges[2]	34	1	35	(44)	6	(38)
Restructuring - inventory markdowns[3]	-	-	-	-	(6)	(6)
Non-GAAP operating income	$850	$62	$912	$1,487	$75	$1,562
% of revenue	4.4%	4.1%	4.3%	6.8%	4.6%	6.7%

Effective tax rate			20.5%			15.1%
Intangible asset amortization[1]			0.2%			0.3%
Restructuring charges[2]			0.1%			(0.3)%
Non-GAAP effective tax rate			20.8%			15.1%

	Six Months Ended			Six Months Ended
	July 30, 2022			July 31, 2021
	Pretax Earnings	Net of Tax[4]	Per Share	Pretax Earnings	Net of Tax[4]	Per Share
Diluted EPS			$2.85			$5.22
Intangible asset amortization[1]	$44	$34	0.14	$40	$30	0.12
Restructuring charges[2]	35	27	0.12	(38)	(27)	(0.11)
Restructuring - inventory markdowns[3]	-	-	-	(6)	(6)	(0.02)
Non-GAAP diluted EPS			$3.11			$5.21

(1)Represents the non-cash amortization of definite-lived intangible assets associated with acquisitions, including customer relationships, tradenames and developed technology assets.

(2)Represents charges primarily related to termination benefits in the Domestic segment associated with an enterprise-wide initiative that commenced in Q2 FY23 to better align the company’s spending with critical strategies and operations, as well as to optimize its cost structure, for the periods ended July 30, 2022. Represents adjustments to previously planned organizational changes and higher-than-expected retention rates in the Domestic segment and charges associated with the exit from operations in Mexico in the International segment for the periods ended July 31, 2021.

(3)Represents inventory markdown adjustments recorded within cost of sales associated with the exit from operations in Mexico for the six months ended July 31, 2021.

(4)The non-GAAP adjustments primarily relate to the U.S., the UK and Mexico. As such, the income tax charge is calculated using the statutory tax rate of 24.5% for all U.S. non-GAAP items for all periods presented. There is no income tax charge for the UK and Mexico non-GAAP items, as there was no tax benefit recognized on these expenses in the calculation of GAAP income tax expense.

Return on Assets and Non-GAAP Return on Investment

The tables below provide calculations of return on assets ("ROA") (GAAP financial measure) and non-GAAP return on investment (“ROI”) (non-GAAP financial measure) for the periods presented. The company believes ROA is the most directly comparable financial measure to ROI. Non-GAAP ROI is defined as non-GAAP adjusted operating income after tax divided by average invested operating assets. All periods presented below apply this methodology consistently. The company believes non-GAAP ROI is a meaningful metric for investors to evaluate capital efficiency because it measures how key assets are deployed by adjusting operating income and total assets for the items noted below. This method of determining non-GAAP ROI may differ from other companies' methods and therefore may not be comparable to those used by other companies.

Return on Assets ("ROA")	July 30, 2022[1]	July 31, 2021[1]
Net earnings	$1,772	$2,536
Total assets	17,702	19,295
ROA	10.0%	13.1%

Non-GAAP Return on Investment ("ROI")	July 30, 2022[1]	July 31, 2021[1]
Numerator
Operating income	$2,306	$3,160
Add: Non-GAAP operating income adjustments[2]	136	291
Add: Operating lease interest[3]	110	109
Less: Income taxes[4]	(625)	(872)
Add: Depreciation	806	775
Add: Operating lease amortization[5]	653	663
Adjusted operating income after tax	$3,386	$4,126

Denominator
Total assets	$17,702	$19,295
Less: Excess cash[6]	(1,374)	(4,219)
Add: Accumulated depreciation and amortization[7]	6,212	7,166
Less: Adjusted current liabilities[8]	(9,866)	(10,163)
Average invested operating assets	$12,674	$12,079

Non-GAAP ROI	26.7%	34.2%

(1)

Income statement accounts represent the activity for the trailing 12 months ended as of each of the balance sheet dates. Balance sheet accounts represent the average account balances for the trailing 12 months ended as of each of the balance sheet dates.

(2)

Non-GAAP operating income adjustments include continuing operations adjustments for restructuring charges, intangible asset amortization and acquisition-related transaction costs. Additional details regarding these adjustments are included in the Reconciliation of Non-GAAP Financial Measures schedule within the company’s quarterly earnings releases.

(3)

Operating lease interest represents the add-back to operating income to approximate the total interest expense that the company would incur if its operating leases were owned and financed by debt. The add-back is approximated by multiplying average operating lease assets by 4%, which approximates the interest rate on the company’s operating lease liabilities.

(4)

Income taxes are approximated by using a blended statutory rate at the Enterprise level based on statutory rates from the countries in which the company does business, which primarily consists of the U.S. with a statutory rate of 24.5% for the periods presented.

(5)

Operating lease amortization represents operating lease cost less operating lease interest. Operating lease cost includes short-term leases, which are immaterial, and excludes variable lease costs as these costs are not included in the operating lease asset balance.

(6)

Excess cash represents the amount of cash, cash equivalents and short-term investments greater than $1 billion, which approximates the amount of cash the company believes is necessary to run the business and may fluctuate over time.

(7)	Accumulated depreciation and amortization represents accumulated depreciation related to property and equipment and accumulated amortization related to definite-lived intangible assets.
(8)	Adjusted current liabilities represent total current liabilities less short-term debt and the current portions of operating lease liabilities and long-term debt.